Exhibit 10.1

FIRST AMENDMENT

          FIRST AMENDMENT, dated as of February 14, 2011 (this “First Amendment”), to the Employment Agreement, dated as of October 14, 2009 (the “Agreement”), between SIRIUS XM RADIO INC., a Delaware corporation (the “Company”), and JAMES E. MEYER (the “Executive”).

WITNESSETH:

          WHEREAS, the Company and the Executive jointly desire to amend certain provisions of the Agreement in the manner provided for in this First Amendment;

          NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the premises contained herein, the Company and the Executive hereby agree as follows:

          1. Amendment of Section 4 (Compensation) of the Agreement. Section 4(a) of the Agreement is hereby amended by substituting “June 1, 2012” in lieu of “May 1, 2012”.

          2. Amendment of Section 6 (Termination) of the Agreement. Section 6(d)(ii) of the Agreement is hereby amended by deleting such Section in its entirety and replacing such section with the following:

          “(ii) The Executive may elect to resign from his employment with the Company during the Term for other than Good Reason, due to Scheduled Retirement. For purposes hereof, “Scheduled Retirement” means the voluntary retirement from employment hereunder of the Executive during the period from May 1, 2012 through May 31, 2012; provided that the Executive provides the Company with a prior written notice of his resignation on April 1, 2012 under this Section 6(d)(ii); and provided, further, that the Executive’s employment is not terminated for Cause prior to May 31, 2012 (such notice by the Executive, a “Retirement Notice”). In the event of such Scheduled Retirement, the Executive shall be entitled to the severance payments and benefits set forth in Section 6(g) (subject to his execution and non-revocation of the release described in Section 6(g)), but such Scheduled Retirement shall be treated as a voluntary resignation for all other purposes hereunder. The Executive’s employment and the Term shall terminate on the effective date of such Scheduled Retirement set forth in the Retirement Notice; provided that the Company may, at its sole discretion, instruct the Executive to perform no job responsibilities and cease his active employment immediately upon receipt of the notice from the Executive.”

          3. Amendment of Section 11 (Consulting Agreement) of the Agreement. The Agreement is hereby amended by deleting Section 11 thereof in its entirety.

          4. Stock Option Agreement. In order to effectuate the intent of this First Amendment, the Executive and the Company have agreed to amend and restate the Stock Option Agreement, dated October 14, 2009 between the Company and the Executive. A copy of such amended and restated Stock Option Agreement is attached to this First Amendment as Exhibit A.

          5. No Other Amendments. Except as expressly amended, modified and supplemented by this First Amendment, the provisions of the Agreement are and shall remain in full force and effect.

          6. Governing Law. This First Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

          7. Counterparts. This First Amendment may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

          8. Entire Agreement. This First Amendment represents the entire agreement of the Company and the Executive with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the parties hereto relative to the subject matter hereof not expressly set forth or referred to herein.

          IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SIRIUS XM RADIO INC.

By:	/s/ Mel Karmazin

Mel Karmazin
Chief Executive Officer

/s/ James E. Meyer

James E. Meyer

Exhibit A

THIS OPTION MAY NOT BE TRANSFERRED EXCEPT BY WILL OR UNDER THE LAWS
OF DESCENT AND DISTRIBUTION.

SIRIUS XM RADIO 2009 LONG-TERM STOCK INCENTIVE PLAN

AMENDED AND RESTATED STOCK OPTION AGREEMENT

          THIS AMENDED AND RESTATED STOCK OPTION AGREEMENT (this “Agreement”), dated February 14, 2011, between SIRIUS XM RADIO INC., a Delaware corporation (the “Company”), and JAMES E. MEYER (the “Executive”). This Agreement amends and restates the Stock Option Agreement dated October 14, 2009 between the Company and the Executive (the “Original Agreement”).

          1. Grant of Option; Vesting. (a) Subject to the terms and conditions of this Agreement, the Sirius XM Radio 2009 Long-Term Stock Incentive Plan (the “Plan”), and the Employment Agreement, dated as of October 14, 2009, between the Company and the Executive (as amended by the First Amendment, dated as of February 14, 2011, the “Employment Agreement”), the Company has granted to the Executive the right and option (this “Option”) to purchase twenty five million one hundred eighty four thousand nine hundred and eighty four (25,184,984) shares (the “Shares”) of common stock, par value $0.001 per share, of the Company at a price per share of $0.5752 (the “Exercise Price”). This Option is not intended to qualify as an Incentive Stock Option for purposes of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). In the case of any stock split, stock dividend or like change in the Shares occurring after the date hereof, the number of Shares and the Exercise Price shall be adjusted as set forth in Section 4(b) of the Plan.

          (b) Subject to the terms of this Agreement, this Option shall vest and become exercisable in four equal installments on each of October 14, 2010, October 14, 2011, October 14, 2012 and October 14, 2013.

          (c) If the Executive’s employment with the Company terminates for any reason, including as a result of a Scheduled Retirement (as defined in the Employment Agreement) this Option, to the extent not then vested, shall immediately terminate without consideration; provided that if the Executive’s employment is terminated (i) due to death or Disability (as defined in the Employment Agreement) the portion of this Option that would have otherwise become vested within 12 months following the date of such termination of employment due to death or Disability shall immediately become vested and exercisable; and (ii) by the Company without Cause (as defined in the Employment Agreement), or by the Executive for Good Reason (as defined in the Employment Agreement), the unvested portion of this Option, to the extent not previously cancelled or forfeited, shall immediately become vested and exercisable.

          2. Term. This Option shall terminate on October 14, 2019 (the “Option Expiration Date”); provided that if:

          (a) the Executive’s employment with the Company is terminated due to the Executive’s death or Disability, by the Company without Cause, by the Executive for Good Reason or by the Executive as a result of a Scheduled Retirement (as defined in the Employment Agreement), the Executive may exercise this Option in full until the first anniversary of such termination (at which time the Option shall be cancelled), but not later than the Option Expiration Date;

(b) the Executive’s employment with the Company is terminated for Cause, the Option shall be cancelled upon the date of such termination; and

          (c) the Executive voluntarily terminates his employment with the Company without Good Reason, the Executive may exercise the vested portion of this Option until ninety days following the date of such termination (at which time the Option shall be cancelled), but not later than the Option Expiration Date.

          3. Exercise. Subject to Sections 1 and 2 of this Agreement and the terms of the Plan, this Option may be exercised, in whole or in part, in accordance with Section 6 of the Plan.

          4. Non-transferable. This Option may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution, and shall not be subject to execution, attachment or similar process. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option or of any right or privilege conferred hereby shall be null and void.

          5. Withholding. Prior to delivery of the Shares purchased upon exercise of this Option, the Company shall determine the amount of any United States federal, state and local income tax, if any, which is required to be withheld under applicable law and shall, as a condition of exercise of this Option and delivery of certificates representing the Shares purchased upon exercise of this Option, collect from the Executive the amount of any such tax to the extent not previously withheld. The Executive may satisfy his withholding obligations in the manner contemplated by Section 14(d) of the Plan.

          6. Rights of the Executive. Neither this Option, the execution of this Agreement nor the exercise of any portion of this Option shall confer upon the Executive any right to, or guarantee of, continued employment by the Company, or in any way limit the right of the Company to terminate employment of the Executive at any time, subject to the terms of the Employment Agreement or any other written employment or similar agreement between the Company and the Executive.

          7. Professional Advice. The acceptance and exercise of this Option may have consequences under federal and state tax and securities laws that may vary depending upon the individual circumstances of the Executive. Accordingly, the Executive acknowledges that the Executive has been advised to consult his personal legal and tax advisor in connection with this Agreement and this Option.

          8. Agreement Subject to the Plan. The Option and this Agreement are subject to the terms and conditions set forth in the Plan, which terms and conditions are incorporated herein by reference. Capitalized terms used herein but not defined shall have the meaning set forth in the

Plan. A copy of the Plan previously has been delivered to the Executive. This Agreement, the Employment Agreement and the Plan constitute the entire understanding between the Company and the Executive with respect to this Option.

          9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to its conflict of laws principles, and shall bind and inure to the benefit of the heirs, executors, personal representatives, successors and assigns of the parties hereto.

          10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or when telecopied (with confirmation of transmission received by the sender), three business days after being sent by certified mail, postage prepaid, return receipt requested or one business day after being delivered to a nationally recognized overnight courier with next day delivery specified to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): Company: Sirius XM Radio Inc., 1221 Avenue of the Americas, 36th Floor, New York, New York 10020, Attention: General Counsel; and Executive: Address on file at the office of the Company. Notices sent by email or other electronic means not specifically authorized by this Agreement shall not be effective for any purpose of this Agreement.

          11. Binding Effect. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

          12. Amendment. The rights of the Executive hereunder may not be impaired by any amendment, alteration, suspension, discontinuance or termination of the Plan or this Agreement without the Executive’s consent.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SIRIUS XM RADIO INC.

By:

John H. Schultz
Senior Vice President, Human Resources

James E. Meyer